Exhibit 99.01
OGE Energy Corp. reports earnings for 2019 and outlook for 2020
•Company completes largest capital investment program in Company history
•OG&E Customers enjoy the lowest rates in the nation
•CO2 emissions are more than 40% lower than 2005 as a result of strategic investments
•Total cash distributions from Enable cross the $1 billion mark in 2019

OKLAHOMA CITY — OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), and holder of 25.5 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners LP, today reported earnings of $2.16 per average diluted share in 2019, compared with earnings of $2.12 per average diluted share in 2018.

In 2019, OG&E, a regulated electric utility, reported net income of $350 million and contributed $1.74 per diluted share, compared with $328 million, or $1.64 per diluted share in 2018. Natural Gas Midstream Operations received cash distributions from Enable Midstream of $144 million and contributed earnings of approximately $81 million, or $0.41 per diluted share in 2019 compared to cash distributions of approximately $141 million and contributed earnings of $109 million, or $0.54 per diluted share in 2018. The 2019 Natural Gas Midstream results include a non-cash asset impairment of $16 million or $0.08 per share. The holding company posted a gain of $2 million or $0.01 per diluted share in 2019, compared to a loss of $11 million or $0.06 per diluted share in 2018.

“Our company achieved another solid year in 2019,” said OGE Energy Chairman, President and CEO Sean Trauschke. We wrapped up our environmental compliance investments, opportunistically purchased two power plants under legacy purchase power agreements thereby saving customers millions of dollars. We continued to attract new businesses to our service territory and at the same time maintained the lowest rates in the nation. I could not be prouder of our members’ 2019 accomplishments.”

Fourth Quarter results

For the three months ended December 31, 2019, OGE Energy reported earnings of $0.18 per diluted share compared with $0.27 per diluted share in the fourth quarter of 2018. The decrease in earnings is primarily due to the asset impairment at Enable Midstream. The decrease is partially offset by higher earnings at the utility primarily due to the recovery of assets placed into service.

Discussion of 2019 results

OG&E reported net income of $350 million in 2019 compared to $328 million in 2018 an increase of 6.7 percent. Higher earnings in 2019 were primarily due to the recovery of assets placed into service, customer growth and more favorable weather.

Natural Gas Midstream Operations contributed earnings to OGE of approximately $81 million for 2019 compared to $109 million for 2018. Volumes were higher across all business segments and Enable increased the quarterly distribution rate to LP unit holders by 4%.

2020 Outlook

OG&E is projected to earn $1.72 to $1.78 per average diluted share. The Company projects the earnings contribution from its ownership interest in Enable Midstream to be at the lower end of approximately $0.47 to $0.53 per average diluted share and breakeven results at the holding company. Additionally, OGE Energy consolidated earnings guidance for 2020 is $2.19 to $2.31 per average diluted share. The guidance assumes approximately 201 million average diluted shares outstanding and normal weather for the year. More information regarding the Company’s 2020 earnings guidance and the Company’s 2019 financial results is contained in the Company's Form 10-K filed with the Securities and Exchange Commission.

Conference Call Webcast

OGE Energy will host a live webcast for discussion of the results of 2019 and the 2020 outlook on Thursday, February 27, at 8 a.m. CST. The conference will be available through www.ogeenergy.com. OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with approximately 858,000 customers in Oklahoma and western Arkansas. In addition, OGE holds a 25.5 percent limited partner interest and a 50 percent general partner interest of Enable Midstream Partners LP, created by the merger of OGE's Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.

Exhibit 99.01

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations; the ability to obtain timely and sufficient rate relief to allow for recovery of items such as capital expenditures, fuel costs, operating costs, transmission costs and deferred expenditures; prices and availability of electricity, coal, natural gas and natural gas liquids (“NGLs”); the timing and extent of changes in commodity prices, particularly natural gas and NGLs, the competitive effects of the available pipeline capacity in the regions Enable serves, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable's interstate pipelines; the timing and extent of changes in the supply of natural gas, particularly supplies available for gathering by Enable's gathering and processing business and transporting by Enable's interstate pipelines, including the impact of natural gas and NGLs prices on the level of drilling and production activities in the regions Enable serves; business conditions in the energy and natural gas midstream industries, including the demand for natural gas, NGLs, crude oil and midstream services; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; the impact on demand for our services resulting from cost-competitive advances in technology, such as distributed electricity generation and customer energy efficiency programs; technological developments, changing markets and other factors that result in competitive disadvantages and create the potential for impairment of existing assets; factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, unusual maintenance or repairs; unanticipated changes to fossil fuel, natural gas or coal supply costs or availability due to higher demand, shortages, transportation problems or other developments; environmental incidents; or electric transmission or gas pipeline system constraints; availability and prices of raw materials for current and future construction projects; the effect of retroactive pricing of transactions in the SPP markets or adjustments in market pricing mechanisms by the SPP; federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws, safety laws or other regulations that may impact the cost of operations or restrict or change the way the Company operates its facilities; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyberattacks and other catastrophic events; creditworthiness of suppliers, customers and other contractual parties; social attitudes regarding the utility, natural gas and power industries; identification of suitable investment opportunities to enhance shareholder returns and achieve long-term financial objectives through business acquisitions and divestitures; increased pension and healthcare costs; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and matters, including, but not limited to, those described in this Form 10-K; difficulty in making accurate assumptions and projections regarding future revenues and costs associated with the Company's equity investment in Enable that the Company does not control; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors in the Company's Form 10-K for the year ended December 31, 2019.

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

Exhibit 99.01
OGE ENERGY CORP.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Year Ended December 31,
(In millions except per share data)	2019	2018	2019	2018
OPERATING REVENUES
Revenues from contracts with customers	$457.8	$501.6	$2,175.5	$2,211.7
Other revenues	14.7	10.2	56.1	58.6
Operating revenues	472.5	511.8	2,231.6	2,270.3
COST OF SALES	161.6	228.9	786.9	892.5
OPERATING EXPENSES
Other operation and maintenance	123.2	121.4	491.8	474.6
Depreciation and amortization	94.2	80.8	355.0	321.6
Taxes other than income	23.2	22.7	93.6	92.0
Operating expenses	240.6	224.9	940.4	888.2
OPERATING INCOME	70.3	58.0	504.3	489.6
OTHER INCOME (EXPENSE)
Equity in earnings of unconsolidated affiliates	9.1	49.5	113.9	152.8
Allowance for equity funds used during construction	0.8	3.8	4.5	23.8
Other net periodic benefit expense	(1.1)	(0.1)	(9.8)	(10.8)
Other income	5.6	7.5	21.9	21.7
Other expense	(7.9)	(12.3)	(23.5)	(23.4)
Net other income	6.5	48.4	107.0	164.1
INTEREST EXPENSE
Interest on long-term debt	36.4	37.9	138.3	157.4
Allowance for borrowed funds used during construction	(0.6)	(1.9)	(2.8)	(11.7)
Interest on short-term debt and other interest charges	2.0	1.8	12.4	10.3
Interest expense	37.8	37.8	147.9	156.0
INCOME BEFORE TAXES	39.0	68.6	463.4	497.7
INCOME TAX EXPENSE	3.6	13.9	29.8	72.2
NET INCOME	$35.4	$54.7	$433.6	$425.5
BASIC AVERAGE COMMON SHARES OUTSTANDING	200.2	199.7	200.1	199.7
DILUTED AVERAGE COMMON SHARES OUTSTANDING	200.9	200.9	200.7	200.5
BASIC EARNINGS PER AVERAGE COMMON SHARE	$0.18	$0.27	$2.17	$2.13
DILUTED EARNINGS PER AVERAGE COMMON SHARE	$0.18	$0.27	$2.16	$2.12

Exhibit 99.01
Oklahoma Gas and Electric Company
Financial and Statistical Data

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in millions)	2019	2018	2019	2018
Operating revenues by classification:
Residential	$181.1	$186.3	$891.1	$901.0
Commercial	106.4	117.3	503.1	519.9
Industrial	47.0	55.5	223.0	234.5
Oilfield	44.5	51.0	204.0	193.5
Public authorities and street light	41.4	47.1	195.7	204.0
Sales for resale	—	0.1	0.1	0.2
System sales revenues	420.4	457.3	2,017.0	2,053.1
Provision for rate refund	2.0	0.2	(0.9)	(6.0)
Integrated market	8.6	10.0	38.4	48.7
Transmission	35.4	38.2	148.0	147.4
Other	6.1	6.1	29.1	27.1
Total operating revenues	$472.5	$511.8	$2,231.6	$2,270.3
MWh sales by classification (In millions)
Residential	2.1	2.1	9.7	9.7
Commercial	1.4	1.5	6.5	6.6
Industrial	1.1	1.1	4.5	4.5
Oilfield	1.1	1.1	4.6	4.2
Public authorities and street light	0.7	0.7	3.1	3.1
System sales	6.4	6.5	28.4	28.1
Integrated market	0.3	0.3	1.2	1.4
Total sales	6.7	6.8	29.6	29.5
Number of customers	857,754	849,372	857,754	849,372
Weighted-average cost of energy per kilowatt-hour (In cents)
Natural gas	2.050	3.314	2.188	2.517
Coal	2.219	1.982	2.029	2.025
Total fuel	1.865	2.427	1.973	2.122
Total fuel and purchased power	2.259	3.270	2.534	2.900
Degree days
Heating - Actual	1,490	1,556	3,771	3,776
Heating - Normal	1,333	1,329	3,354	3,349
Cooling - Actual	60	72	2,018	2,123
Cooling - Normal	74	74	2,095	2,092